JOHN P. SEMMENS CPA A PROFESSIONAL CORPORATION
              24501 Del Prado Suite A Dana Point, California 92629
                     Tel: (949) 496-8800 Fax: (949) 443-0642


June 20, 2001

EarthNetMedia, Inc.

Santa Monica, California

Gentlemen,

We have reviewed the accompanying balance sheet of EarthnetMedia, Inc as of March 31,2001, and the related statements of income and expenses for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of the Companies.

A review consists principally of inquires of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Respectfully submitted,

/s/ JOHN P. SEMMENS
    ___________________
    John P. Semmens CPA